Exhibit 5.1

March 3, 2023

23andMe Holding Co.

349 Oyster Point Boulevard,

South San Francisco, California 94080

Re:	23andMe Holding Co.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to 23andMe Holding Co., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the offer and sale of an aggregate of 18,286,459 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company, which consists of (i) 13,714,844 shares reserved for issuance under the 23andMe Holding Co. 2021 Incentive Equity Plan (the “Equity Plan”) and (ii) 4,571,615 shares reserved for issuance under the 23andMe Holding Co. Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Plan, the “Plans”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, (ii) the Second Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plans, and (v) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company.

Morgan, Lewis & Bockius LLP

One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401	+1.412.560.3300
United States	+1.412.560.7001

23andMe Holding Co.

March 3, 2023

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered to participants in accordance with the provisions of the Plans will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP